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                                                                      Exhibit 12



              Mitchell Energy & Development Corp. and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
   FOR THE YEARS ENDED JANUARY 31, 1998, 1997, 1996, 1995 AND 1994 (RESTATED)

                          (dollar amounts in thousands)


                                                                            Fiscal Year Ended January 31
                                                        --------------------------------------------------------------------
                                                           1994          1995             1996          1997          1998
                                                        ---------     ---------        ---------     ---------     ---------
                                                           (a)           (a)              (a)           (a)            (a)
EARNINGS
Pretax earnings from continuing operations .........    $  43,751     $  70,210        $ 156,132     $ 133,757     $  50,735
Add (Deduct):
   Previously capitalized interest
      charged against pretax earnings ..............          628         8,204            1,281           231           232
   Losses of less-than-50%-owned persons ...........           --         1,080               --            --            --
   Fixed charges (see below) .......................       71,363        72,719           68,234        61,664        46,944
   Reverse effect of inclusion of interest
      capitalized in fixed charges above ...........       (5,448)       (5,304)          (1,333)         (835)       (1,283)
   Undistributed earnings of
      less-than-50%-owned persons ..................       (3,594)         (914)          (4,321)      (12,024)      (13,900)
                                                        ---------     ---------        ---------     ---------     ---------
                                                        $ 106,700     $ 145,995        $ 219,993     $ 182,793     $  82,728
                                                        =========     =========        =========     =========     =========

FIXED CHARGES
Interest expense incurred
   Consolidated (b).................................    $  65,059     $  62,753        $  60,759     $  56,782     $  42,531
   50%-owned persons ...............................        2,571         3,101            4,008         2,715         2,246
   Less-than-50%-owned persons .....................           --         3,032(d)            --            --            --
                                                        ---------     ---------        ---------     ---------     ---------
                                                           67,630        68,886           64,767        59,497        44,777
Portion of rental expense
   representing interest (c) .......................        3,733         3,833            3,467         2,167         2,167
                                                        ---------     ---------        ---------     ---------     ---------

                                                        $  71,363     $  72,719        $  68,234     $  61,664     $  46,944
                                                        =========     =========        =========     =========     =========

RATIO OF EARNINGS TO FIXED CHARGES .................         1.50          2.01             3.22          2.96          1.76
                                                        =========     =========        =========     =========     =========

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(a)  The Company withdrew from the real estate business during fiscal 1998 and began reporting these activities as discontinued operations. Prior-year financial information was restated.

(b) At January 31, 1998, the Company had outstanding guaranties of the indebtedness of third parties and less-than-50%-owned equity investees totaling approximately $20,707,000 under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $1,000,000 for the fiscal year ended January 31, 1998, have been excluded from the reported fixed charges.
(c)  Represents one-third of rental expense under operating lease agreements.
(d) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a one-third-owned entity, under which it could have been required to perform on May 31, 1995. Because of this, interest expense incurred during fiscal 1995 of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) was included in the Company's reported fixed charges. This guaranty was eliminated when BEF's debt was subsequently converted to a term loan.